UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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       Soliciting Material Pursuant to § 240.14a-12

Hess Corporation
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HESS CORPORATION

News Release

FOR IMMEDIATE RELEASE

HESS SENDS THIRD LETTER TO SHAREHOLDERS

URGES SHAREHOLDERS TO SUPPORT HESS’ SUCCESSFUL EXECUTION

OF ITS TRANSFORMATION TO PURE PLAY E&P COMPANY

RECOMMENDS VOTING THE WHITE PROXY CARD FOR THE ELECTION OF

HESS’ NEW, HIGHLY QUALIFIED, INDEPENDENT NOMINEES

NEW YORK — April 15, 2013 — Hess Corporation (NYSE: HES) (“Hess” or “the Company”) today sent a letter to all shareholders in connection with its 2013 Annual Meeting of Shareholders, to be held on May 16, 2013.

The Board recommends that shareholders vote FOR the election of Hess’ highly qualified independent nominees on the WHITE proxy card.

For information about Hess’ transformation and the 2013 Annual Meeting, please visit: www.transforminghess.com.

Included below is the full text of the letter to Hess shareholders:

Dear Fellow Shareholder:

HESS’ TRANSFORMATION IS WORKING

VOTE THE WHITE PROXY CARD TODAY TO CONTINUE OUR MOMENTUM

Your vote at the May 16, 2013 Hess Annual Meeting will help determine the future of your Company and the long-term value of your investment in Hess.  Please vote the enclosed WHITE proxy card today to ensure you have an independent Board of Directors committed to pursuing the right strategy on behalf of all Hess shareholders.

In recent discussions with shareholders, we have reiterated our belief that our strategy to transform Hess into a more focused, pure play exploration and production (“E&P”) company is the right one.  We appreciate the strong support we have received, and promise to continue working hard on your behalf.

“EXECUTION HAS CLEARLY BEEN OUTSTANDING”

            -Asit Sen, Cowen, April 3, 2013

There is tremendous value in Hess, and we are taking decisive actions to deliver that value to all Hess shareholders.  Our core oil and gas assets are some of the best in the industry, and our world class E&P team is executing in the field to ensure that we are realizing the intrinsic value of these assets.

In our leadership position in the Bakken oil shale, for example, we are increasing production while achieving best in class drilling and completion costs.

Hess appears to be drilling one of the best portfolios of wells in the industry according to our analysis.

            -Gil Yang, Discern, March 27, 2013

We also continue to significantly cut capital expenditures and exploration spending, while driving production growth and maintaining a focused exploration program.  Our recent success in Ghana, where we enjoyed a succession of seven discoveries, is proof that our focus on higher growth, lower risk, oil-linked E&P assets will secure growth well into the future.

Additionally, since beginning our five-year transformation in 2010, we have been executing a successful asset divestiture program that has enabled us to focus on our most promising higher growth, lower risk E&P assets.  Specifically, we have:

  Phase I (January 1, 2010 – July 25, 2012):
    Completed $1.7 billion in non-core E&P asset sales, including Snohvit, Schiehallion, and Bittern.
    Closed the HOVENSA joint venture refinery in St. Croix, U.S. Virgin Islands.

  Phase II (July 25, 2012 – March 4, 2013):
    Began the sale process for Beryl, Azerbaijan, Eagle Ford, Russia (Samara-Nafta), and our terminal network.
    Completed exiting the refining business with the closure of Port Reading.

  Phase III (March 4, 2013 – Ongoing):
    Announced the sale of our Russian subsidiary, Samara-Nafta, for total after tax proceeds to Hess of $1.8 billion.
    Completed the sales of Beryl and Azerbaijan, respectively, and announced the sale of Eagle Ford.
    Began a sale process for our mature E&P assets in Indonesia & Thailand, as well as remaining downstream businesses.

So far in 2013, Hess has announced or completed asset sales worth $3.4 billion in total after tax proceeds, with more to come.  By applying the proceeds from these 2013 divestitures to reduce debt and strengthen our balance sheet, we will have the financial flexibility both to fund future growth and also to direct most of the proceeds from additional asset sales to returning capital directly to shareholders through our increased dividend and $4 billion share repurchase program.

The market has had an overwhelmingly positive response to these transactions:  Hess shares significantly outperformed the peer index, rising from $43.93 to $73.58 per share, an increase of 67% in the period between our mid-year strategy update on July 25, 2012 and the April 1, 2013 announcement of the sale of Samara-Nafta.

DON’T LET ELLIOTT’S SHORT TERM AGENDA HALT OUR TRANSFORMATION

Unfortunately, Elliott Management, a hedge fund that recently acquired shares in Hess, has its own agenda; it is seeking to disrupt our progress in favor of a short-term exit.  Having put forward a plan to break up Hess that was widely discredited by Wall Street analysts and industry observers, and most importantly many of our shareholders, Elliott is now running a proxy contest to attempt to install five hand-picked dissident directors to your Board in order to continue to push forward with its flawed and ill-conceived plan.

The fact remains that Hess, under the leadership of its independent directors, already has the right plan in place to deliver shareholder value, and is executing well.  Our transformation is working. With your vote on the WHITE proxy card, you will help ensure that Hess’ future is guided by an independent Board of Directors that is accountable to all Hess shareholders.  You may vote by telephone, by Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage‐paid envelope provided.  Please take a moment and vote your shares today.

ELLIOTT’S VALUE DESTRUCTIVE IDEAS LACK CREDIBILITY

While we are making considerable progress and creating value,  Elliott’s plan undermines the potential for future real value creation.  Astute market commentators agree:

…we do not think breaking up the company into an onshore resource player (Hess Resources) and international, mostly offshore, entity (Hess Remainco) is the best way to generate value.

            -Jeb Armstrong, Credit Agricole, March 26, 2013

Our long standing view on the shares is that Hess has provided line of sight for investors that provides a route to release value and underlines a balanced growth outlook that is competitive versus peers. To separate the company in two introduces unnecessary risks and a level of uncertainty that reasonably impacts our current view of the investment case.

            -Doug Leggate, Bank of America Merrill Lynch, April 1, 2013

ELLIOTT’S BACKWARD LOOKING ANALYSIS IS MISLEADING

Despite misleading shareholders by cherry picking data and using deceptive statistics to suit its purpose, Elliott cannot hide from the facts:

  Since 1995, Hess has delivered total returns of nearly 400% and outperformed the S&P 500 – the gold standard benchmark index – by over 75%.
  Further, notwithstanding the wide discretion Elliott takes in mixing-and-matching peer sets, Hess – operating historically as an integrated company – has outperformed its integrated proxy peers by nearly 200% over the past decade, and in excess of 20% over the past year.

We believe that the transformation of Hess into a pure-play E&P company will deliver real, lasting value to Hess shareholders that outstrips the flawed assumptions underlying Elliott’s short-term plan.

YOUR VOTE IS IMPORTANT – NO MATTER HOW MANY SHARES YOU OWN

MAKE YOUR VOICE HEARD

PLEASE VOTE THE WHITE PROXY CARD TODAY

Hess’ new, independent director nominees John Krenicki Jr.,  Dr. Kevin Meyers,  Fredric Reynolds,  William Schrader, and Dr. Mark Williams, are highly credentialed senior executives with the seriousness of mind and soundness of judgment to oversee the execution of a transformation plan that the market views as clearly superior to the Elliott alternative.  We urge you to vote for them today on the WHITE proxy card.

Whether or not you plan to attend the Annual Meeting, you have the opportunity to protect your investment by promptly voting the WHITE proxy card.  We urge you to vote today by telephone, by Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.  We urge you to reject Elliott’s short term, value destructive ideas by discarding any proxy materials sent to you by Elliott Management or its representatives.

On behalf of the Board of Directors, we thank you for your continued support, and we look forward to continuing to deliver outstanding value to you in the future.

Sincerely,

John Hess

Chairman and CEO

Cautionary Statements

This document contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

This document contains quotes and excerpts from certain previously published material. Consent of the author and publication has not been obtained to use the material as proxy soliciting material.

Important Additional Information

Hess Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Hess shareholders in connection with the matters to be considered at Hess’ 2013 Annual Meeting. Hess has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission in connection with the 2013 Annual Meeting. HESS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC.  Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Hess with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Hess’ website at www.hess.com, by writing to Hess Corporation at 1185 Avenue of the Americas, New York, NY 10036, by calling Hess’ proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or by email at hess@mackenziepartners.com.

Source:  Hess Corporation

Investor Contact:

Jay Wilson, (212) 536-8940

Or

Dan Burch/Bob Marese

MacKenzie Partners, Inc.

(212) 929-5500

Media Contacts:

Jon Pepper, (212) 536-8550

Or

Michael Henson/Patrick Scanlan

Sard Verbinnen & Co

(212) 687-8080